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                                                                     EXHIBIT 1.1

[Letterhead Of Sandler O'Neill & Partners, L.P.]

March 12, 2003

Board of Directors
Keystone Savings Bank
90 Highland Avenue
Bethlehem, PA 18017

Attention:    Mr. Jeffrey Feather
              Chairman of the Executive Committee

Ladies and Gentlemen:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to Keystone Savings Bank (the "Bank") in connection with the Bank's proposed conversion from mutual to stock form (the "Conversion"), including the offer and sale of certain shares of the common stock of the proposed new holding company for the Bank (the "Holding Company") to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Holding Company's common stock are sold in the Conversion. This letter is to confirm the terms and conditions of our engagement.

ADVISORY SERVICES

     Sandler O'Neill will act as a consultant and advisor to the Bank and the Holding Company and will work with the Bank's management, counsel, accountants and other advisors in connection with the Conversion and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the common stock;

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                                                                Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 2

     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion.

SYNDICATED COMMUNITY OFFERING

     If any shares of the Holding Company's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 7% of the aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Conversion, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Holding Company's common stock.

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                                                                 Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 3

FEES

     If the Conversion is consummated, the Bank agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

     1. a fee of one percent (1.0%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by
          (i) any employee benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families; and

     2. with respect to any shares of the Holding Company's common stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one percent (1.0%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of one percent (1.0%) of the Actual Purchase Price of such shares.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Conversion is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder; however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Conversion. In recognition of the long lead times involved in the conversion process, the Bank agrees to make an advance payment to Sandler O'Neill in the amount of $50,000, which shall be payable upon execution of this letter and which shall be credited against any fees or reimbursement of expenses payable hereunder.

COSTS AND EXPENSES

     In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Conversion is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses

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                                                                 Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 4

up to a maximum of $50,000; provided, however, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

     As is customary, the Bank will bear all other expenses incurred in connection with the Conversion and the Offerings, including, without limitation,
(i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, conversion agent and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Conversion is consummated; provided, however, that Sandler O'Neill shall not incur any substantial expenses on behalf of the Bank or the Holding Company pursuant to this paragraph without the prior approval of the Bank.

POST-CONVERSION GENERAL ADVISORY SERVICES

     If the Conversion is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Holding Company, the Bank and their subsidiaries (referred to collectively in this paragraph as the "Company") in connection with the Company's general strategic planning ("General Advisory Services"). In connection with such General Advisory Services, we would expect to work with the Company's management, its counsel, accountants and other advisors to assess the Company's strategic alternatives and help implement a tactical plan to enhance the value of the Company. We anticipate that our activities would include, as appropriate, those activities outlined in Exhibit A hereto. Sandler O'Neill shall provide such services at the Company's request for a period of one year following the completion of the Conversion; provided, however, that the Company shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with providing such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time. Notwithstanding the above, the Company is under no obligation to receive or request such services.

DUE DILIGENCE REVIEW

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard,

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                                                                 Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 5

the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

     The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.

CONFIDENTIALITY

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

     Since Sandler O'Neill will be acting on behalf of the Bank and the Holding Company in connection with the Conversion, the Holding Company and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or

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                                                                 Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 6

state law, or otherwise, related to or arising out of the Conversion or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the Holding Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Conversion bears to that of Sandler O'Neill.

DEFINITIVE AGREEMENT

     Sandler O'Neill and the Bank agree that (a) except as set forth in clause
(b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses", (2) those set forth under the captions "Confidentiality" and "Indemnification", and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 2003.

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                                                                 Sandler O'Neill
Keystone Savings Bank                                           & Partners, L.P.
March 12, 2003
Page 7

ELIMINATION OF HOLDING COMPANY

     If the Board of Directors of the Bank, for any reason, elects not to proceed with the formation of the Holding Company but determines to proceed with the Conversion and substitute the common stock of the Bank for the common stock of the Holding Company, all of the provisions of this letter relating to the common stock of the Holding Company will be deemed to pertain to the common stock of the Bank on the same terms and conditions that such provisions pertain to the common stock of the Holding Company and all of the references in this letter to the Holding Company shall be deemed to refer to the Bank or shall have no effect, as the context of the reference requires.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.
                                          By: Sandler O'Neill & Partners Corp.,
                                              the sole general partner


                                          By: /s/ Thomas P. Duke
                                             ----------------------------------
                                              Thomas P. Duke
                                              Vice President

Accepted and agreed to as of
the date first above written:

Keystone Savings Bank


By: /s/ Jeffrey Feather
   ------------------------------------
    Jeffrey Feather
    Chairman of the Executive Committee

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                                                                 Sandler O'Neill
                                                                & Partners, L.P.

                                    EXHIBIT A

GENERAL ADVISORY SERVICES

1. A review and analysis of the Company's current business and financial condition, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Company's competitive position relative to selected peer groups;

2. Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies and market environments;

3. An analysis of the impact on the franchise value of altering the Company's dividend policy, implementing a stock repurchase program, or changing the asset mix or other operating activities;

4. An analysis of the Company's acquisition resources, objectives and capacity to compete for acquisition opportunities;

5. A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6. A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Company;

7. A review with the Board of Directors of the Company of Sandler O'Neill's findings, with periodic updates as may be requested;

8. Ongoing general advice and counsel to management and the Board of Directors of the Company with respect to strategic and tactical issues; and

9. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Company.